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                      MANAGEMENT AND MARKETING AGREEMENT

     THIS AGREEMENT made as of May 6, 1997.

     BETWEEN:

     605285 ONTARIO INC., a corporation having an office in Etobicoke, Ontario (hereinafter referred to as "Owner")

     OF THE FIRST PART

     AND

     DATALINK SYSTEMS CORPORATION, a Nevada corporation, having an office in San Jose, California (hereinafter referred to as "Manager")

     OF THE SECOND PART

     WHEREAS:

     A. Owner has acquired or developed and owns all of the right, title and interest to the Technology;

     B. Owner wishes to appoint Manager, as Owner's agent, to manage and market the Technology on the terms and conditions set out in this Agreement.

     NOW THEREFORE in consideration of the entitlements to receive certain cash distributions under this Agreement, and the covenants, agreements and premises herein contained, the parties hereto agree as follows:

                                ARTICLE 1
                              INTERPRETATION

     1.1     Definitions

     In this Agreement, the recitals and the schedules, if any, the following words, phrases and expressions will have the following meanings:

          a.     "Agency Fee" has the meaning specified in Subsection 3.1.c;

          b. "Application Software" means the computer programs consisting of the modules and having the functional and technical specifications more particularly described in Schedule A to this Agreement together with Enhancements;

          c. "Application Software Purchase Agreement" means the agreement of purchase and sale made as of May 6, 1997, between Owner and Manager;

          d.     "Customer" means any person using the Service;

          e. "Documentation" has the meaning set out in Subsection v. of the definition of Technology together with all revisions thereto;

          f. "Enhancement" means any improvement, revision or other modification made to the Application Software by Vendor to be utilized with the Service, including, without limitation, any improvement, revision or other modification made by Vendor which is necessary:

               i.     to provide Customers with a then current Service;

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               ii.     to keep the Service compatible with the personal
computer and networking technology then in use,

               iii. to maintain the Service as a state of the art or industry leading technology,

          including, without limitation, the changes set out in Appendix A.1 to Schedule A to the extent that Purchaser's Manager, continues to believe they make sense in light of then current market conditions and technical developments;

          g.     "Expenses" has the meaning specified in Subsection 3.1 c.;

          h.     "Gross Sales" has the meaning specified in Subsection 3.1

          i. "Intellectual Property" has the meaning specified in Subsection iv. of the definition of Technology;

          j. "Interest Amount" means an amount equal to the annual interest payable under the Note;

          k. "Manager" means DataLink Systems Corporation and its permitted assigns in its capacity as the agent for Owner and Manager of the Technology appointed by Owner under this Agreement;

          l.     "Net Revenue" has the meaning specified in Subsection 3.1 c.;

          m.     "Net Sales" has the meaning specified in Subsection 3.1 c.;

          n. "Note" means the 6.0% Secured Term Note dated as of May 6, 1997 issued by Owner to Manager in connection with the purchase of the Technology;

          o. "Overhead and Administration Costs" has the meaning specified in Subsection 3.1 c.;

          p.     "Owner's Fee" has the meaning specified in Subsection 3.1

          q. "Principal Payments" means the amounts payable to Owner pursuant to subsections 3.1 b.i. and 3.2 c.ii.A. for payment against the principal sum outstanding under the Note;

          r. "Security Agent" means Morris/Rose Ledgett, the Security Agent under the Security Agent Agreement;

          s. "Security Agent Agreement" means the Security Agent Agreement made as of May 6, 1997, among Owner, Manager and Security Agent;

          t. "Service" means a service that provides for the delivery of real time stock quotes utilizing the Application Software, wireless technology and alphanumeric paging services, and commonly known as the "QUOTEXPRESS";

          u. "Technology" means the Application Software and all of Owner's property and rights necessary for the operation of the Service, including, without limitation:

               i. all products associated with or derivatives of the Application Software utilized to provide the Service;

               ii. the benefit of all agreements necessary for the ownership of, operation of, or the realization of the benefit from, the Service, including,
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without limitation, all service agreements and third party license agreements;

               iii. all inventions necessary for the operation of the Service, including, without limitation, ideas, research, discoveries, designs, systems, patterns, specifications, technology, know-how, formulae, confidential information, data, computer software development tools, operating systems, subroutines, algorithms, methods and processes;

               iv. all intellectual property rights necessary for the operation of the Service, including, without limitation, patents, trade marks, copyrights and trade secrets and applications for and the right to apply for any intellectual property (the "Intellectual Property"); and

               v. copies of all records, documents (including, without limitation, user documentation and source code listings), correspondence, notes and rights related to the foregoing ("Documentation");

     1.2     Interpretation

          a. The terms "this Agreement", "hereof" "hereunder" and similar expressions refer to this Agreement and not to any particular Section, Subsection or other portion of this Agreement and include any agreement amending or supplemental to this Agreement. Unless something in the subject matter or context is inconsistent therewith, reference herein to Sections and Subsections are to Sections and Subsections of this Agreement.

          b. Except as specifically stated in this Agreement, all references to currency is to United States of America dollars. Any currency conversion required or contemplated by this Agreement with respect to Canadian and United States of America currency will be based on the rate published by the Bank of Canada as the noon spot rate applicable for the purchase of United States of America dollars on the business day immediately before the date of conversion.

          c. This Agreement will be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, except the conflict of law rules, and the parties attorn to the jurisdiction of the courts of the Province of Ontario and the Federal Courts of Canada.

          d. Wherever the singular, plural, masculine, feminine or neuter is used throughout this Agreement the same will be construed as meaning the singular, plural, masculine, feminine, neuter, body politic or body corporate where the fact or context so requires and the provisions hereof and all covenants herein will be construed to be joint and several when applicable to more than one party.

          e. Headings are inserted in the Agreement for convenience of reference only and are not intended to affect the Agreement's interpretation.

     1.3     Schedules

     The following schedules are incorporated into and made part of this
Agreement:

     Schedule A - Specifications of Application Software
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                                 ARTICLE 2
                            MANAGEMENT SERVICES

     2.1     Appointment of Agent/Manager

     Owner hereby appoints Manager as its agent for the sole and specific purpose of managing the marketing, distribution, sale, Enhancement and support of the Service, subject to the terms and conditions of this Agreement, and Manager hereby accepts such appointment.

     2.2     Management Duties

          a. Manager will, in good faith, observe and perform the following obligations in respect of the marketing, distribution, sale, Enhancement and support of the Service in a good and workmanlike manner, utilizing its capable management and technical expertise:

               i. Marketing, Distribution and Sale. Manager will be responsible for the marketing of the Service including, without limitation, developing marketing materials, organizing product demonstrations, establishing distribution channels, pricing, promotion and sale of the Service. Manager will use commercially reasonable efforts to provide the Service and maximize sales of it. Manager will be responsible for developing and negotiating the contracts required to supply the Service to Customers. Owner will be entitled to receive copies of and to comment on standard form sales and support service contracts and Manager shall address all such comments with Owner and take into account all of Owner's directions and instructions forming a part of such comments. All such contracts will contain provisions of confidentiality acceptable to Owner. In addition, Manager will have responsibility for the billing and collection of fees and payments from Customers and for the payment of fees to Owner.

               Owner will be entitled to conduct an inspection of the management of the marketing, distribution, sale, Enhancement and support of the Service at any time during regular business hours upon reasonable notice to Manager. Notwithstanding any other provision in this agreement, Manager will take into account any and all commercially reasonable directions and/or specifications given by Owner pertaining to the marketing, distribution, sale, Enhancement and support of the Service which Manager may receive from Owner from time to time in writing.
               ii. Support, Training and Consulting. Manager will have complete responsibility for delivery and installation of the Service. Manager will provide all support services for Customers including telephone and on-site support. Manager will also provide all required training and consulting support.

               iii. Maintenance and Enhancements. All maintenance necessary to correct any errors in the Technology found by any Customer will be provided by Manager pursuant to the terms of its support services agreements. Manager will provide all Enhancements.

               iv. With respect to any third party software contained in the Application Software which is not assignable or for which the term expires or is terminated, Manager will procure new licenses in the name of Owner, or if unavailable, Manager will procure new licenses in the name of Owner to similar products and will modify the source code of the Application Software, if necessary, to be compatible;

          b. In addition to the duties referred to in Subsection 2.1 a., Manager will, in good faith and in satisfaction of its fiduciary duty to Owner do the following:
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               i.     Reviews. Manager will review and report to Owner or its
duly appointed agent on Manager's performance under this Agreement on an annual basis. Such reviews will be scheduled by mutual agreement of all parties.

               ii. Computer Code. Manager will deliver computer code (in object code and source code form) together with all related documentation and development tools necessary or desirable to enable the software to operate properly to Owner or its duly appointed agent quarterly, within thirty (30) days of the end of each fiscal quarter of Manager. Manager will assist Owner or its agent in verifying that the computer code delivered to Owner is fully functional Application Software, or Enhancements.

               iii. Conflict of Interest. Manager acknowledges and agrees that it is acting in a fiduciary capacity as agent of Owner and will conduct itself as such in all dealings on behalf of Owner and in connection with the performance of its obligations under this Agreement. In particular, Manager will avoid conflicts of interest between itself and Owner in connection with the business of providing the Service.

     2.3     Insurance

          a. Without in any way limiting the liability of Manager under this Agreement, Manager will be responsible to maintain and keep in force during the term of this Agreement the following insurance coverage:

               i. automobile liability insurance on all vehicles used in connection with this Agreement. In respect of such vehicles not owned by Manager, it will maintain and keep in force as aforesaid non-owned automobile liability insurance protecting its liability including that assumed under this Agreement. The limits of such insurance will be at least; for bodily injury (including passenger hazard) and property damages, one million dollars ($1,000,000.00) inclusive for any one accident.

               ii. comprehensive general liability insurance (including liability under this Agreement) with inclusive limits of not less than two million dollars ($2,000,000.00) for bodily injury and property damage;

               iii. employer's liability insurance with limits of not less than one million dollars ($1,000,000.00) for each employee engaged in the services where Workers' Compensation does not exist; and

               iv. Unless otherwise directed by Owner, in writing, insurance covering loss of or damage to all machinery, tools, equipment, supplies and structures owned by Manager and/or rented or leased from a third party or parties and used by Manager or its sub-contractors in performing its obligations under this Agreement.

          b. The above insurance policies will not be changed in any manner which could affect the interests of the Owner without thirty (30) days' prior written notice by registered mail to the Owner.

          c. For greater certainty, the parties agree and understand that the obligations of Manager, as set forth in this Section 2.3, may be fulfilled if Manager's existing insurance policy satisfies the requirements of this Section.

                                 ARTICLE 3
                    ALLOCATION AND DISTRIBUTION OF FEES

     3.1     Distribution of Fees Before Payout of the Note
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          a.     Manager will distribute, annually, until the Note is paid in full, the Net Sales in the following order of priority:

               i.     to pay Owner's Fee; and

               ii.     to pay the Expenses.

          b. Manager will distribute, annually, until the Note is paid in full, the Net Revenue less Owner's Fee payable in the year in the following order of priority:

               i. 55% to Owner, for payment against the principal sum outstanding from time to time under the Note and in accordance with the Note; and

               ii.     45% to Owner, for retention by Owner.

          c. For the purposes of Subsection 3.1 a. the following terms have the following meanings:

               i. "Agency Fee" means fifteen percent (15%) of the annual costs of marketing, distributing and selling the Service referred to in Subsection 3.1 c. ii. A.;

               ii. "Expenses" means the following cumulative costs and fees to the extent not previously recouped by Manager in accordance herewith:

                    A. costs of marketing, distributing and selling the Service;

                    B.     cost of Enhancements;

                    C.     Overhead and Administration Costs; and

                    D.     Agency Fee.

               iii. "Gross Sales" means gross amounts paid by Customers, in a year, to install, use and get support for the Service;

               iv.     "Net Revenue" means Net Sales less Expenses;

               v.     "Net Sales" means Gross Sales less:

                    A. normal course of business selling credits for discounts or rebates for the year; and

                    B. returns or adjustments for the Service for which a refund has been paid or credited to the Customer, to the extent of the payment or credit in the year;

               vi. "Overhead and Administration Costs" means the overhead and administrative costs of Manager to provide the Service, for a year, determined as the pro rata share of Manager's total overhead and administrative costs for the year, determined by multiplying Manager's total overhead and administrative costs by the fraction, the numerator of which is the Net Sales and the denominator of which is the aggregate gross amount paid by Manager's customers for installation, use and support for all of Manager's services less normal course of business selling credits for discounts and rebates and less returns adjustments for which a refund has been paid or credited to the customer, to the extent of the payment or credit (For purposes of this Agreement, overhead and
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administrative costs will exclude any salaries of senior management executives who did not actively participate in the performance of the management obligations of Systems set forth herein.); and

               vii. "Owner's Fee" means an annual fee payable by Manager to Owner of $475,000 (prorated for any partial year) on February 28 of each year during the term of this Agreement, commencing February 28, 1998.

          d. Notwithstanding anything else contained in this Agreement, in no event, without the prior written consent of Owner, will fees or other amounts for the Service:

               i. be set below competitive prices prevailing in the market for similar services as determined by Manager acting in the best interests of Owner; and

               ii. be discounted for any other consideration granted to Manager, its affiliates or associates that is not provided to Owner.

          e. All amounts to be determined for the purposes of the calculations required pursuant to this Article 3 will be determined in accordance with United States generally accepted accounting principles consistently applied from year to year and consistently applied between the Service sold by Manager hereunder and the other services sold by Manager outside the scope of this Agreement.

     3.2     Distribution of Owner's Fee

     Owner's Fee in any year and the amount payable to Owner pursuant to Subsection 4.4 b., if any, will be payable in the following order of priority:

          a.      to pay the Interest Amount;

          b.      to pay any accrued and unpaid interest on the Note; and

          c.      the excess

               (i) in the case of any amount payable pursuant to subsection 4.4(b), to pay the Interest Amount in respect of any subsequent years;

               (ii) in the case of the Owner's Fee, to pay as follows:

                    A. 55% to Owner, for payment against the principal sum outstanding from time to time under the Note and in accordance with the Note; and

                    B.  45% to Owner, for retention by Owner.

     3.3     Distribution of Fees After Payout of the Note

          a. Manager will distribute, annually after the Note has been paid in full, the Net Revenue in the following order of priority:

               i.      55% to Manager as an agent's fee; and

               ii.     45% to Owner.

          b. For the purposes of Subsection 3.3 a., the terms defined in Subsection 3.1 c. have the same meaning except that Subsection 3.1 c. ii. D., the Agency Fee, is deleted from the definition of Expenses.
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     3.4     Timing and Payment of Distributions

     Amounts payable to Owner for a year pursuant to Sections 3.1, 3.2 and 3.3 will be paid within 60 days following the calendar year end.

     3.5     Set Off

     Manager will have the right to set off amounts payable by Manager to Owner under this Agreement against amounts payable to Manager by Owner under the Note except that Manager will have no right of set off and will pay the following amounts to Owner without regard to the equities between Manager or its affiliates and Owner and the parties acknowledge and agree that these amounts are liquidated amounts payable forthwith:

               i.     amounts payable to Owner pursuant to Subsections 3.1 b.
ii. and 3.2 c.ii. for their retention; and

               ii. amounts payable by Owner as sales taxes or goods and services taxes, which amounts will be remitted forthwith upon their being due, by Manager to the appropriate authorities on behalf of Owner.

     3.6     Reports

          a. Manager will give Owner, on a confidential basis, annual reports within 90 days of the end of each fiscal year, setting forth the details in respect of all services provided to Customers for the Service during such year including the name and address of all Customers, type of service, amount and type of all fees and other amounts payable to date, potential Customers and projected revenues.

          b. In addition, Manager will give Owner, on a confidential basis, the detailed calculations necessary to establish Gross Sales, Net Sales and Net Revenue including, without limitation, the component parts thereof annually, within 90 days of the end of each fiscal year.

     3.7     Financial Statements

     Manager will provide the following financial statements, for the business pertaining to the Service, to Owner, annually, within 90 days of the end of each fiscal year of Manager:

               i.     the annual reports referred to in Section 3.6;

               ii.     an audited income statement; and

               iii.     an audited balance sheet.

     3.8     Books and Records

     Manager will keep and maintain complete and accurate books and records related to the business of providing the Service, separate and apart from the books and records maintained for its own services. These will include records of all services provided to Customers for the Service, all costs of providing the Service and the appropriate fees accruing and collected. These books and records will be maintained according to U.S. generally accepted accounting principles and practices respecting all matters pertinent to this Agreement. Owner will have the right to audit the books and records of Manager pertaining to the Service once each year for a period of four years after the year end. For this purpose, Owner or its nominee will have, during normal business hours, access to and the right
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to copy and remove copies of all books and accounting records relating to the calculation of fees accrued and collected for Services. All information obtained by Owner or its nominee will be subject to the confidentiality obligations of this Agreement.

     3.9     Taxes

          (a) Manager will charge and collect from Customer any and all taxes of any type that are imposed on the use, sale or support of the Service by Manager by any federal provincial, state, local or any other taxing authority in any country in which the Service is provided and Manager will pay and duly remit on a timely basis to the appropriate taxation authority the tax so charged and collected;

          (b) Manager is responsible to withhold and remit on a timely basis the amount of any income, sales or any other tax imposed on the Agency Fee or any other amount paid or credited to the Manager hereunder by any federal, provincial, state, local or any other taxation authority in any country regardless of whether the obligation to withhold and remit such amount is on the Owner;

          (c) Subject to subsections 3.9(b) and 3.5 hereof, the Owner and Manager are required to pay their respective taxes of any type imposed on them for fees paid or credited to the Owner or Manager hereunder; and

          (d) Manager will prepare or provide the Owner with any and all information or other documentation on a timely basis required by the Owner to enable the Owner to prepare any return required to be filed by it with any taxing authority in connection with an amount withheld in accordance with this subsection 3.9 or alternately, the Manager shall prepare and file such a return on the Owner's behalf in the name of the Owner within the time required to file such return and shall provide a copy thereof to the Owner.

                                ARTICLE 4
                             GRANT OF RIGHTS

     4.1 In consideration of Owner's Fee and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by Owner) Owner hereby grants Manager, during the term of this Agreement and subject to the restrictions imposed in this Agreement, an exclusive, worldwide right to use, modify and sub-license the source code and/or the object code for the Application Software, the Intellectual Property and the Documentation for use only with products or services other than the Service. Manager's right to sub-license the source code, as contemplated by this Section, is subject to the prior written agreement of the sublicensee to be bound by a sublicense agreement, the terms and conditions of which:

          a. are no less restrictive with respect to the use of the source code than the terms of this Agreement;

          b. provide Owner the right to sue the sublicensee directly for a breach of the sublicense by the sublicensee.

     4.2 Any modifications to the Application Software made by Manager that are not Enhancements will be owned by Manager. Any modifications to the Intellectual Property or the Documentation that do not relate to an Enhancement will be owned by Manager.

     4.3     Neither Manager nor any of its affiliates or associates will,
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directly or indirectly, develop, acquire or market or be involved with or support any person that does develop, acquire, market or sell any services that directly compete with the Service in Canada or the United States of America during the term of this Agreement.

     4.4 Manager will have, upon termination of this Agreement, an exclusive, world wide, paid up right to use, sub-license (subject to the provisions of Section 4.1) and modify the Application Software:

          a. upon termination of this Agreement by Owner pursuant to Subsection 5.4, if Manager is not then in default of this Agreement; or

          b.     upon termination of this Agreement by Owner, pursuant to
Section 5.3, if Manager pays Owner, an amount calculated as the difference between Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) and the amount of Owner's Fee credited to Owner to the date of termination.

     4.5     Protection of Proprietary Rights

     Each party hereto shall promptly notify the other party in writing of any infringement of, or action contesting the validity of, a patent, copyright or trademark or misappropriation of any trade secret relating to the Application Software or the Technology. In the case of an infringement, misappropriation or other action described herein, Manager is hereby authorized to, but shall not be required to, institute an action against the infringer, misappropriator or other third party, and to defend or prosecute such action in whatever manner deemed appropriate by Manager, in its sole discretion. The reasonable costs and expenses relating thereto shall be deemed to be included within the definition of "Expenses". If Manager elects not to commence such an action, then Owner may, but shall not be required to, institute such an action at its own cost and expense. Any recoveries obtained as a result of instituting such an action shall be deemed to be Net Sales for the purposes of distributing such funds. Owner shall cooperate with and generally assist Manager in taking any action authorized hereunder. This provision shall survive any termination or expiration of this Agreement, to the extent Manager retains any license to the Application Software or the Technology.

                                ARTICLE 5
                          TERM AND TERMINATION

     5.1     Term

     This Agreement will be for an initial term expiring August 31, 2007, (the "initial term") and may be extended, for two additional two year terms, each term expiring on the respective second anniversary date of the beginning of such term.

     5.2      Automatic Extension

     The initial term or any-extension term of this Agreement will be automatically extended to the next extension term without notice or election by Manager. Manager may, during any extension term, terminate this Agreement on 90 days notice given to Owner.

     5.3      Termination

     Owner may, during the initial term or any extension term, terminate this Agreement as follows:

          a. upon 10 days written notice by Owner to Manager of a breach of
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any of Manager's obligations to pay Owner under this Agreement, subject to
Section 3.5, if such breach has not been remedied;

          b. upon 30 days written notice by Owner to Manager of a material breach by Manager (other than a failure to pay referred to in Subsection 5.3 a.) of this Agreement if such breach is not remedied within the 30 day notice period, or if steps are not being taken by Manager which can reasonably be expected to remedy such breach within 60 days of the date of the notice; or

          c. forthwith upon written notice to Manager, in the case of the petitioning into bankruptcy of Manager, the appointment of a receiver or the liquidation of the business and affairs of Manager or the commencement of or ordering of the winding-up of the business and affairs of Manager.

     5.4      Termination by Non-Renewal

     Owner may, at the end of the initial term or during any extension term, terminate this Agreement upon 90 days notice given to Manager and upon payment of all outstanding principal and accrued and unpaid interest under the Note.

     5.5     Rights and Duties on Termination

     Should the Agreement terminate pursuant to this Article 5, Manager will:

          a. promptly provide to Owner all copies of the Technology and Enhancements (including, in particular, the most current versions of each);

          b. forthwith give the Security Agent under the Security Agent Agreement notice to release all deposited source code and other materials to Owner and refrain from objecting to the release of the source code and other materials by the Security Agent;

          c.     cease marketing the Service;

          d. pay all accrued fees to Owner (subject to Manager's right to set-off amounts owed to Manager by Owner in accordance with Section 3.5) and provide a full accounting to Owner for fees payable to Owner under this Agreement.

          e. within 90 days of the termination date, provide to Owner, a final report setting forth the details in respect of all services provided to Customers for the Service during the period from the end of the last fiscal year to the termination date including type of service, amount and type of all fees and other amounts payable to date, potential Customer and projected revenues, and all other information necessary and relevant to conducting the Service for the Customers.

     5.6     Surviving Obligations

     Section 5.5 and Articles 6, 7 and 8 will survive the termination of this Agreement.

                                 ARTICLE 6
                          OWNERSHIP OF TECHNOLOGY

     6.1     Ownership of Technology

     Manager acknowledges that Owner owns all right, title and interest to the Technology and the Enhancements and that Manager has no rights thereto except the
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rights expressly granted by this Agreement.

                                ARTICLE 7
                                LIABILITY

     7.1     Indemnification by Manager

     Manager will be liable to Owner for and indemnify and hold Owner harmless from any and all claims, losses, liability, costs, taxes (including penalties and interest thereon), expenses (including reasonable legal costs of a solicitor) and damages which may arise pursuant to this Agreement including misrepresentations made by Manager, improper installation of, improper support of, improper use of or infringement of any third party right by, the Technology (whether in negligence or otherwise), failure to comply with subsection 3.9 herein or any other material breach of this Agreement. If any suit, claim or proceeding involving Owner is based on a cause of action which if proven would entitle Owner to claim the benefit of the indemnification provided for herein and provided that Manager is given the complete authority, information and cooperation of Owner, at Manager's expense, required to defend or settle the suit Manager will:

          a.     defend the suit at its own expense; and

          b. pay all damages and costs awarded against Owner provided that Manager will not be responsible for any cost, expense or compromise made by Owner without Manager's written consent.

     Owner will be entitled to appoint its own counsel to represent it in any such action at Owner's expense. In no event will Owner be responsible to any Customers for any matter whatsoever.

     7.2     Limitation of Liability

     Neither party shall be liable for any indirect, incidental, special or consequential damages including, without limitation, damages for loss of data, loss of business or failure to realize expected profits or savings or other economic or commercial loss of any kind or loss of use of the Technology or the service provided using the Technology and costs of substituted technology or services, whether under any theory of contract (even in the nature of a breach of a condition or a fundamental term or a fundamental breach), tort (including negligence or misrepresentation), strict liability or any other legal or equitable theory, even if such party has been advised of the possibility thereof, all of which liability is hereby expressly waived by each party.

                               ARTICLE 8
                    CONFIDENTIALITY AND NON-DISCLOSURE

     8.1 Each party acknowledges that all material and information which is or will come into the possession or knowledge of the other in connection with this Agreement or the performance thereof, consists of confidential and proprietary data, whether or not so marked, disclosure of which to or use by third parties will be damaging. All parties, therefore, agree to hold such material and information in strictest confidence, not to make use thereof other than for the performance of this Agreement, to release it only to employees or persons contracted to either party requiring such information, and not to release or disclose it to any other party. Each party agrees not to release such information or material to any employee or contractor who has not signed a written agreement expressly binding himself not to use or disclose it. Without limiting the generality of the foregoing, any sublicence of the source code of the Application Software will require the sublicensee to execute a written agreement expressly binding the sublicensee not to use or disclose the source code other than as set forth in the sublicence agreement. This paragraph will survive the termination of this Agreement. Nothing herein will prevent either party from using, disclosing or authorizing disclosure of information or data:

          a. that now or hereafter becomes disclosed in published papers, literature or patents or is generally known in the trade or public through no action or failure to act on any party's part;

          b. that was in either party's possession or was available to either party from a third party without restriction on disclosure prior to the execution of this Agreement but this exception does not include the Technology;

          c. that was received by either party from a third party who was not under an obligation of confidentiality to the party whose information is being provided;

          d.     that is independently developed by either party;

          e. that is disclosed with the written consent of the party whose information is being disclosed; or

          f. that is disclosed pursuant to a court order or other legal compulsion.

     8.2 All memoranda, notes, records, reports, papers and any other documents and all copies thereof about any party's business in any way obtained by any other party pursuant to this Agreement will be the disclosing party's property and will be returned promptly to the disclosing party upon termination of this Agreement or at any time upon request.

     8.3 The contents of this Agreement and any agreements entered into pursuant to this Agreement are hereby declared proprietary and confidential to the parties hereto.

     8.4 Each of the parties (the "Indemnifying Party") agrees to indemnify the other (the "Indemnified Party") for all damages, costs, and expenses (including court costs and reasonable legal fees) incurred by the Indemnified Party as a result of a failure of the Indemnifying Party to comply with its obligations under this Article 8.

                               ARTICLE 9
                         RIGHT OF FIRST REFUSAL

     9.1 Subject to Owner's right set out in Section 12.4, in the event that Owner desires to transfer all or any part of the Application Software (or is required by operation of law or other involuntary transfer to do so), Owner shall first offer such Application Software to Manager in accordance with the following provisions:

          a. Owner shall deliver a written notice (the "Notice") to Manager, stating I. Owner's bona fide intention to transfer the Application Software; ii. the purchase price and terms of payment for which Owner proposes to transfer the Application Software; and iii. the name and address of the proposed transferee.

          b. Within ninety (90) days after receipt of the Notice, Manager shall have the right, but not the obligation, to elect to purchase the Application Software upon the price and terms of payment designated in the Notice, by delivering written notice to Owner of such election (the "Election

Notice"). If the Notice provides for the payment of non-cash consideration, Manager may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered.

          c. If Manager elects to purchase or obtain the Application Software designated in the Notice, then the closing of such purchase shall occur within ninety (90) days after delivery of the Election Notice, and each of Owner and Manager shall execute such documents and instruments and make such deliveries as may be reasonably required to consummate such purchase and sale.

          d. If Manager elects not to purchase or acquire the Application Software, then Owner may transfer the Application Software to the transferee proposed in the Notice, provided that such transfer: i. is completed within ninety (90) days after the expiration of Manager's right to elect to purchase the Application Software, ii. is made on terms no less favourable to Owner than as designated in the Notice, and iii. complies with all of the terms and conditions of this Agreement, the Application Software Purchase Agreement and the Note. If the Application Software is not so transferred, Owner must give notice in accordance with this Section prior to any other or subsequent transfer of the Application Software.

                            ARTICLE 10
                           ARBITRATION

     10.1      Arbitration of Disputes

     Any dispute arising between the parties under this Agreement will be settled by initially escalating the dispute to senior management of the parties for resolution and, in the event that senior management cannot resolve the dispute within 30 days of escalation of the dispute to such level, then the parties agree that such dispute shall be settled by arbitration in
accordance with the Arbitration Act (Ontario) in Toronto, Ontario.   Any party
may at any time serve a notice on the other parties specifying a matter in dispute and giving notice of its intention to arbitrate such matter. Within 30 days of receiving such notice the parties will appoint a single arbitrator to determine the dispute. If the parties cannot agree on an arbitrator within such 30 day period then the arbitrator will be appointed in accordance with the provisions of the Arbitration Act (Ontario), upon application by any party.

     10.2      Timing of Arbitration Proceedings and Decisions

     If the arbitrator fails to commence proceedings within 30 days of being appointed or fails to render a decision within 30 days after concluding the arbitration proceedings, a new arbitrator may, at the election of any party, be chosen in a like manner as if none had previously been appointed.

     10.3      Arbitration Decision to be Binding

     The decision of the arbitrator will be in writing and signed, and will be final and binding on the parties as to the question submitted for determination and the parties will abide by the decision and perform the terms thereof.

     10.4      Costs of Arbitration

     Unless otherwise determined by the arbitrator, all expenses in connection with such arbitration will be divided equally between the parties, with the exception of expenses of counsel, witnesses and employees of the parties which will be borne by the parties incurring them.

     10.5      Controlling Provisions

     In all respects not otherwise provided for in this Article 10, the provisions of the Arbitration Act (Ontario), as amended from time to time will apply to any arbitration undertaken hereunder.

                              ARTICLE 11
                               NOTICES

     11.1      Notice

     Every request, notice, statement, communication, bill or waiver provided for in this Agreement will be in writing and will be directed to whom it is to be given, made or delivered at such person's address for service as specified in this Section and may be served:

          a. personally, by delivering it to whom it is to be served during that person's normal business hours. Any personally served notice will be received by the addressee, for the purposes of this Agreement, when actually delivered as aforesaid; or

          b. by telecopy (or by any other like method by which a written and recorded message may be sent) directed to whom it is to be given, unless the sender is aware that the relevant receiving equipment is not functioning properly. Any notice so served will be received by the addressee, for the purposes of this Agreement upon written acknowledgment of receipt of such telecopy.

          The addresses for service of notices hereunder of the following persons will be:

     Manager:     DataLink Systems Corporation
                  2105 Hamilton Ave., Suite 240
                  San Jose, California

                  Attention: President
                  Fax No. :408 558-0816

     Owner:       605285 Ontario Inc.
                  1350 Martin Grove Road
                  Etobicoke, Ontario

                  Attention: Secretary
                  Fax. No.:(905) 880-4123

     Any of the foregoing may change their address for service in this Section by notice given in accordance with this Section.

                              ARTICLE 12
                               GENERAL

     12.1     Severability

     If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein will be and will be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

          a. the validity, legality or enforceability of such remaining provisions or parts thereof will not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

          b. the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction will not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

     12.2      Further Assurances

     The parties will, at any time and from time to time at the request of the other, execute and deliver any and all such further instruments or assurances as may be necessary or desirable to give effect to the terms and conditions of this Agreement.

     12.3      Counterpart and Facsimile Execution

     This Agreement, and any and all ancillary documents contemplated herein, may be executed in one or more counterparts and may be executed by facsimile signatures and all such counterparts and facsimile signatures taken together will constitute one and the same Agreement and will be binding on the parties as if they had originally signed one copy of this Agreement.

     12.4      Assignment

          a. Owner may assign all or any part of its interest in this Agreement or the Technology, provided however, that any assignment to a competitor of Manager, shall require the prior written consent of Manager. Any assignment shall be effected by:

               i. giving written notice of the name and address of the assignee;

               ii. by delivering to Manager a written undertaking of the assignees acknowledging receipt of a copy of this Agreement and agreeing to be bound by the terms and conditions of this Agreement.

          b. Manager may not assign this Agreement, without the prior written consent of Owner, except that Manager may assign this Agreement in whole, but not in part, and only with an assignment of all of its rights and obligations under the Note and the Security Agent Agreement, to (i) any corporation, partnership or other entity which is controlled by, controlling or under common control with, Manager; or (ii) a purchaser of all or substantially all the assets of Manager, or any person or entity into which Manager is merged or consolidated by:

               i. by giving written notice of the name and address of the assignee; and

               ii. by delivering to Owner a written undertaking of the assignee acknowledging receipt of a copy of this Agreement and agreeing to be bound by the terms and conditions of this Agreement.

     12.5      Binding Effect

     This Agreement and all of its provisions will enure to the benefit of the parties and their respective successors and assigns, and will be binding upon the parties and their respective successors and assigns. The expressions the "Manager" and the "Owner" as used herein will include Manager's and Owner's assigns whether immediate or derivative, respectively.

     12.6      Relationship of the Parties

     This Agreement is not a joint venture or other such business arrangement and any agreement between the parties as to joint business activities will be set forth in subsequent written agreements. Each party is acting independently and not as partner, or joint venturer with the other parties for any purpose. Except as provided in this Agreement none of the parties will have any right, power, or authority to act or to create any obligations, express or implied, on behalf of the other parties hereto.

     12.7      Time of the Essence

     Time will be of the essence of this Agreement.

     12.8      Amendment

     This Agreement may be altered or amended in any of its provisions when any such changes are reduced to writing and signed by the parties hereto but not otherwise.

     12.9      Costs

     Each party hereto will bear its-own legal, accounting and other costs relating to all matters involved in this transaction.

     12.10     Confidentiality

     The parties will treat this Agreement and all information relating to this Agreement and the transactions contemplated by this Agreement confidentially and no public disclosure by either party will be made without the prior approval of the other, not to be unreasonably withheld, except as legally required by a party to satisfy disclosure obligations to shareholders and regulators, in which case simultaneous notice of such disclosure will be given to the other party.

     12.11 Entire Agreement

     This Agreement, the Application Software Purchase Agreement, the Note and the exhibits and schedules referred to therein, constitute the entire Agreement among the parties and supersede all proposals, oral or written, and all other communications among them relating to the subject matter hereof.

     12.12  Equitable Remedies

     The parties acknowledge that money damages would not be a sufficient remedy for certain violations of the terms of this Agreement and, accordingly, either party will be entitled to specific performance and injunctive relief as
remedies for such violations of the Agreement by the other party.   These
remedies will not be exclusive remedies but will, in addition to all other remedies, be available to such party, at law or equity.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized representatives as of the date first above written.

DATALINK SYSTEMS CORPORATION           605285 ONTARIO INC.

By:/s/ Anthony LaPine                  By:/s/ Gino DiGioacchino
     Anthony LaPine                        Gino DiGioacchino
     Chief Executive Officer               Secretary-Treasurer
                               -18-
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